Exhibit 8.1

FENWICK LETTERHEAD

December 22, 2015

Diamond Foods, Inc.

600 Montgomery Street, 13th Floor

San Francisco, CA 94111

Attn: Board of Directors

Ladies and Gentlemen:

We have acted as counsel to Diamond Foods, Inc., a Delaware corporation (“Company”) in connection with the proposed merger involving Snyder’s-Lance, Inc. (“Parent”), Shark Acquisition Sub I, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), Shark Acquisition Sub II, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“Merger Sub II” and, together with Merger Sub, “Merger Subs”), and the Company pursuant to the Agreement and Plan of Merger and Reorganization by and among Parent, Merger Sub, Merger Sub II and the Company, dated as of October 27, 2015, and exhibits thereto (collectively, the “Agreement”). Pursuant to the Agreement, subject to the satisfaction or waiver of the terms and conditions set forth in the Agreement, (i) Merger Sub will merge with and into the Company with the Company as the surviving entity (the “First Merger”), and (ii) following the consummation of the First Merger, the Company will merge with and into Merger Sub II with Merger Sub II as the surviving entity (the “Second Merger” and together with the First Merger, the “Mergers”). The Mergers are described in the Form S-4 Registration Statement filed by Parent with the Securities and Exchange Commission (“SEC”) on November 25, 2015 (as amended through the date hereof, the “Registration Statement”). Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

At your request, we are rendering our opinion regarding certain U.S. federal income tax consequences of the Mergers.

For the purpose of rendering this opinion, we have examined and, with your consent, are relying upon: (i) the Agreement; (ii) the Registration Statement; (iii) tax representation letters solely as to factual matters of Parent, Merger Sub, Merger Sub II and the Company, dated the date hereof, delivered to us for purposes of this opinion (the “Representation Letters”); and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, in connection with rendering this opinion, we have assumed (without any independent investigation thereof) that:

(1)       Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the First Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

(2)       All statements, descriptions, and representations contained in the Agreement and the Registration Statement are true and correct and will remain so through the Second Effective Time, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incorrect or incomplete;

(3)       The statements and representations made by Parent, Merger Sub, Merger Sub II and the Company in the Representation Letters are and will continue to be true and correct at all times through the Second Effective Time;

(4)       Any representation or statement in the Agreement or the Representation Letters made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all such statements and representations will remain true and correct through the Second Effective Time without such qualification; and

(5)       The Mergers will be consummated pursuant to the Agreement (without any waiver, breach or amendment of any of the provisions thereof) and in the manner described in the Registration Statement, and will be effective under the laws of the State of Delaware.

Based upon the foregoing documents, materials, assumptions and information, and subject to the qualifications and limitations set forth herein, it is our opinion that the Mergers, taken together, will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code and that the discussion under the caption “Material U.S. Federal Income Tax Consequences of the Proposed Merger” in the joint proxy statement/prospectus forming a part of the Registration Statement is accurate in all material respects.

Our opinion is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the “Service”) and existing court decisions, any of which could be changed at any time. Any such changes could be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.

Our opinion is limited to the specific U.S. federal tax consequences presented above. No opinion is expressed as to any transaction other than the Mergers. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences that may result from the Mergers.

You should be aware that an opinion of counsel represents only counsel’s best legal judgment and has no binding effect or official status of any kind. No assurance can be given that a contrary position will not be successfully asserted by the Service. No ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Mergers. Further, if the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein might be adversely affected and may not be relied upon.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Fenwick & West LLP
A Limited Liability Partnership Including
Professional Corporations